Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
May 31, 2018

SEARS HOLDINGS REPORTS FIRST QUARTER 2018 RESULTS

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation ("Holdings," "we," "us," "our," or the "Company") (NASDAQ: SHLD) today announced financial results for its first quarter ended May 5, 2018. As a supplement to this announcement, a presentation and a pre-recorded conference and audio webcast are available at our website http://searsholdings.com/invest.
In summary, the Company reported a net loss attributable to Holdings' shareholders of $424 million ($3.93 loss per diluted share) for the first quarter of 2018. This compares to net income attributable to Holdings' shareholders of $245 million ($2.29 earnings per diluted share) reported for the first quarter of 2017, which included a gain of $492 million recognized in conjunction with the sale of the Craftsman brand. Adjusted EBITDA was $(225) million in the first quarter of 2018, as compared to $(220) million in the prior year first quarter.
The Company generated total revenues of approximately $2.9 billion during the first quarter of 2018, compared with revenues of $4.2 billion in the prior year quarter, with store closures contributing to nearly two thirds of the decline. Total comparable store sales declined 11.9% during the quarter, comprised of a 9.5% decline at Kmart and a 13.4% decline at Sears. While total comparable store sales declined, the Company did experience positive comparable store sales at both Kmart and Sears in several categories, including apparel, footwear and jewelry.
Edward S. Lampert, Chairman and Chief Executive Officer of Holdings, said, "In a challenging quarter, we continued to focus on our strategic transformation, identifying additional opportunities to streamline operations and adjust inventory and operating expenses while staying focused on our Best Members, Best Categories and Best Stores. Our Shop Your Way membership program and Integrated Retail Strategy are our key priorities, and we continue to look for new ways to leverage our Shop Your Way ecosystem to drive improvements in value for our members and to increase the frequency and amount of their engagement."
"As we look to the remainder of 2018 and beyond, we remain committed to restoring positive Adjusted EBITDA and will continue to explore opportunities to unlock the full potential of our assets for our shareholders. This includes exploring third-party partnerships involving several of our businesses - such as Sears Home Services, Innovel, Kenmore and DieHard - and gaining further momentum around our new smaller store formats that blend brick and mortar and online experiences. We believe these initiatives, among others, will help us to strengthen the Company and better position it for the future."
Highlights include:

•	At May 30, 2018, we had $360 million of availability under our revolving credit facility and $281 million of capacity under our general debt basket;

•
Agreement with Citi Retail Services, subsequent to quarter end, for a long-term extension of our 15-year co-brand and private label credit card relationship along with long-term marketing arrangements that include ongoing enhancements to the Shop Your Way® Mastercard rewards program, which resulted in $400 million of net cash flow to the Company;

•
Collaboration with Amazon.com, subsequent to quarter end, to provide full-service tire installation and balancing for customers who purchase any brand of tires on Amazon.com. This makes Sears Auto the first nationwide auto service center to offer Amazon.com customers the convenient Ship-to-Store tire solution integrated into the Amazon.com checkout process. In addition, DieHard all-season passenger tires will now be sold on Amazon.com. This program builds on the success of our earlier launches of Kenmore and DieHard products on Amazon.com, significantly expanding the reach of those brands;

•	Expansion of LEASE IT program online, making Sears the only national full-service retailer to offer customers a robust assortment of products to lease both online and in-store;

•	Expansion of exclusive apparel lines with Jaclyn Smith;

•	Strategic partnership with Truxx to provide our members with unique incentives when they access the innovative truck-sharing platform; and

•	Strategic partnership with GasBuddy and its Pay with GasBuddy gasoline payment service, which entitles users to a discount on nearly every gallon of gas they pump.
Rob Riecker, Chief Financial Officer of Holdings, said, "To support our transformation efforts, we continue to take important, proactive steps to address our capital structure, enhance our liquidity position and provide the Company with additional financial flexibility. We intend to take further action with respect to certain near-term maturities of our debt, including through repayments, refinancings and extensions of such debt."
Financial Position
At May 5, 2018, the Company had utilized approximately $994 million of our $1.5 billion revolving credit facility due in 2020, consisting of $901 million of borrowings and $93 million of letters of credit outstanding. The amount available to borrow under our credit facility was approximately $20 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility, which varies based on our overall inventory and receivables balances. Availability under our general debt basket was approximately $251 million at May 5, 2018. On a pro forma basis, assuming the payment received from the Citi transaction on May 18, 2018, the amount available to borrow under our revolving credit facility would have been $420 million.
The Company's total cash balances were $466 million at May 5, 2018, including restricted cash of $280 million, compared to $336 million at February 3, 2018, which included restricted cash of $154 million. Short-term borrowings totaled $1.7 billion at May 5, 2018, consisting of $901 million of revolver borrowings, $570 million of line of credit loans, $140 million of borrowings under the incremental real estate loan and $93 million of borrowings under the new secured loan.
On March 14, 2018, we closed on the Secured Loan and Mezzanine Loan facilities, pursuant to which the Company received aggregate gross proceeds of $440 million and will contribute $407 million of the proceeds into the Sears pension plans. This relieves the Company of contributions to its pension plans for approximately two years (other than a $20 million supplemental payment due in the second quarter of 2018), further reducing its pension liability.
During the first quarter of 2018, the Company also repaid $300 million of our Term Loan due in 2019 and completed private exchange offers and negotiated exchanges of and amendments to certain of its non-first lien debt.  As a result of the transactions relating to the non-first lien debt, the maturity of approximately $170 million of the Company's 6 5/8% Senior Secured Notes was extended to October 2019, and the interest on these notes, approximately $214 million of the Company's 8% Senior Unsecured Notes, the Company's $300 million second lien term loan and $100 million of notes issued by a subsidiary of the Company, is payable in kind at the Company's option which, if elected, would reduce cash interest by approximately $60 million per year.
Total long-term debt (including current portion of long-term debt and capital lease obligations) was $3.5 billion and $3.2 billion at May 5, 2018 and February 3, 2018, respectively.
Strategic Actions
As part of our ongoing efforts to streamline the Company's operations and focus on our Best Stores, we have identified approximately 100 non-profitable stores, of which 72 will begin store closing sales in the near future. A list of the 72 stores will be posted in the "News/Media" section of searsholdings.com (http://searsholdings.com/media/company-statements) by mid-day. We continue to evaluate our network of stores, which are a critical component in our transformation, and will make further adjustments as needed and as warranted.
Separately, as previously announced on May 14, 2018, a special committee of the board of directors of the Company (the "Special Committee") has initiated a formal process to explore the sale of the Kenmore brand and related assets, the Sears Home Improvement Products business of the Sears Home Services division and the PartsDirect business of the Sears Home Services division (collectively, the "Sale Assets"). The Special Committee, which consists solely of independent directors, continues to evaluate the letter, dated April 20, 2018, from ESL Investments, Inc. expressing interest in participating as a purchaser of all or a portion of the Sale Assets.
Adoption of Accounting Standards Update: Revenue from Contracts with Customers
Effective in the first quarter of 2018, the Company adopted a new accounting standard related to revenue recognition using the full retrospective method. Accordingly, comparative financial statements of prior years have been adjusted to apply the new standard retrospectively. The adoption of the new revenue standard impacted the accounting for our Shop Your Way program, revenues from gift cards and merchandise returns. The expense for Shop Your Way points was previously recognized as customers earned points and recorded within cost of sales. The new guidance requires the Company to allocate the transaction price to products and points on a relative standalone selling price basis, deferring the portion of revenue allocated to the points and recognizing a contract liability for unredeemed points. The change in the accounting for the Shop Your Way program reduced revenue but had no impact to gross margin. The new guidance also changed the timing of recognition of the unredeemed portion of our gift cards, which was previously recognized using the remote method. The new guidance requires application of the proportional method. The Company reports revenues from merchandise sales net of estimated returns. The new guidance requires the Company to record both an asset and a liability for anticipated customer returns.
Adjusted EBITDA
In addition to our net income (loss) attributable to Holdings' shareholders determined in accordance with Generally Accepted Accounting Principles ("GAAP"), for purposes of evaluating operating performance, we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), which is a non-GAAP measure. The tables attached to this press release provide a reconciliation of GAAP to the as adjusted amounts. We believe that our use of Adjusted EBITDA provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EBITDA to assess our financial and earnings performance.
As a result of the Seritage and JV transactions, Adjusted EBITDA for the first quarter of 2018 and 2017 included additional rent expense of approximately $32 million and $45 million, respectively. Due to the structure of the leases, the Company expects that our cash rent obligations to Seritage and the joint venture partners will continue to decline, over time, as space in these stores is recaptured. From the inception of the Seritage transaction to date, we have received recapture notices on 64 properties and also exercised our right to terminate the lease on 65 properties.
Forward-Looking Statements
This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our ability to enhance our financial flexibility and liquidity to successfully fund our transformation, our ability to achieve cost savings initiatives, vendors' lack of willingness to do business with us or to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services, our ability to effectively compete in a highly competitive retail industry, our ability to successfully implement our integrated retail strategy to transform our business into a member-centric retailer, our ability to successfully manage our inventory levels, initiatives to improve our liquidity through inventory management and other actions, the process being overseen by the Special Committee to explore the sale of the Sale Assets, and other statements that describe the Company's plans. Whenever used, words such as "will," "expect" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company's control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of other risks relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart, as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Sears Holdings Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
millions, except per share data and percentages	May 5, 2018	April 29, 2017
REVENUES
Merchandise sales	$2,212	$3,329
Services and other	679	870
Total revenues	2,891	4,199
COSTS AND EXPENSES
Cost of sales, buying and occupancy - merchandise sales	1,899	2,779
Gross margin dollars - merchandise sales	313	550
Gross margin rate - merchandise sales	14.2%	16.5%
Cost of sales and occupancy - services and other	387	489
Gross margin dollars - services and other	292	381
Gross margin rate - services and other	43.0%	43.8%
Total cost of sales, buying and occupancy	2,286	3,268
Total gross margin dollars	605	931
Total gross margin rate	20.9%	22.2%
Selling and administrative	906	1,221
Selling and administrative expense as a percentage of total revenues	31.3%	29.1%
Depreciation and amortization	67	87
Impairment charges	14	15
Gain on sales of assets	(165)	(741)
Total costs and expenses	3,108	3,850
Operating income (loss)	(217)	349
Interest expense	(166)	(128)
Interest and investment income (loss)	1	(2)
Other loss	(33)	(46)
Income (loss) before income taxes	(415)	173
Income tax (expense) benefit	(9)	72
NET INCOME (LOSS) ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS	$(424)	$245
NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS
Diluted earnings (loss) per share	$(3.93)	$2.29
Diluted weighted average common shares outstanding	108.0	107.2

Sears Holdings Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

Amounts are Preliminary and Subject to Change

millions	May 5, 2018	April 29, 2017	February 3, 2018
ASSETS
Current assets
Cash and cash equivalents	$186	$236	$182
Restricted cash	280	28	154
Accounts receivable	345	479	343
Merchandise inventories	2,838	3,884	2,798
Prepaid expenses and other current assets	305	327	346
Total current assets	3,954	4,954	3,823
Property and equipment (net of accumulated depreciation and amortization of $2,357, $2,803 and $2,381)	1,626	2,130	1,729
Goodwill	269	269	269
Trade names and other intangible assets	1,160	1,251	1,168
Other assets	274	483	284
TOTAL ASSETS	$7,283	$9,087	$7,273
LIABILITIES
Current liabilities
Short-term borrowings	$1,704	$551	$915
Current portion of long-term debt and capitalized lease obligations	432	584	968
Merchandise payables	494	961	576
Other current liabilities	1,471	1,712	1,575
Unearned revenues	616	725	641
Other taxes	204	293	247
Total current liabilities	4,921	4,826	4,922
Long-term debt and capitalized lease obligations	3,043	3,146	2,249
Pension and postretirement benefits	1,329	1,677	1,619
Deferred gain on sale-leaseback	329	504	362
Sale-leaseback financing obligation	347	183	247
Other long-term liabilities	1,302	1,637	1,474
Long-term deferred tax liabilities	125	647	126
Total Liabilities	11,396	12,620	10,999
DEFICIT
Total Deficit	(4,113)	(3,533)	(3,726)
TOTAL LIABILITIES AND DEFICIT	$7,283	$9,087	$7,273

Total common shares outstanding	108.3	107.3	107.8

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended May 5, 2018
millions, except store data and percentages	Kmart	Sears Domestic	Sears Holdings
Total revenues	$797	$2,094	$2,891

Total cost of sales, buying and occupancy	644	1,642	2,286
Gross margin dollars	153	452	605
Gross margin rate	19.2%	21.6%	20.9%

Selling and administrative	251	655	906
Selling and administrative expense as a percentage of total revenues	31.5%	31.3%	31.3%
Depreciation and amortization	9	58	67
Impairment charges	6	8	14
Gain on sales of assets	(40)	(125)	(165)
Total costs and expenses	870	2,238	3,108
Operating loss	$(73)	$(144)	$(217)

Number of:
Kmart Stores	365	—	365
Full-Line Stores	—	506	506
Specialty Stores	—	23	23
Total Stores	365	529	894

	13 Weeks Ended April 29, 2017
millions, except store data and percentages	Kmart	Sears Domestic	Sears Holdings
Total revenues	$1,447	$2,752	$4,199

Total cost of sales, buying and occupancy	1,184	2,084	3,268
Gross margin dollars	263	668	931
Gross margin rate	18.2%	24.3%	22.2%

Selling and administrative	392	829	1,221
Selling and administrative expense as a percentage of total revenues	27.1%	30.1%	29.1%
Depreciation and amortization	13	74	87
Impairment charges	5	10	15
Gain on sales of assets	(597)	(144)	(741)
Total costs and expenses	997	2,853	3,850
Operating income (loss)	$450	$(101)	$349

Number of:
Kmart Stores	624	—	624
Full-Line Stores	—	626	626
Specialty Stores	—	25	25
Total Stores	624	651	1,275

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
millions	May 5, 2018	April 29, 2017
Net income (loss) attributable to Holdings per statement of operations	$(424)	$245
Income tax expense (benefit)	9	(72)
Interest expense	166	128
Interest and investment (income) loss	(1)	2
Other loss	33	46
Operating income (loss)	(217)	349
Depreciation and amortization	67	87
Gain on sales of assets	(165)	(741)
Impairment charges	14	15
Before excluded items	(301)	(290)

Closed store reserve and severance	76	76
Other(1)	18	15
Amortization of deferred Seritage gain	(18)	(21)
Adjusted EBITDA	$(225)	$(220)
(1) The 13-week period ended May 5, 2018 consisted of items associated with an insurance transaction and natural disasters, while the 13-week period ended April 29, 2017 consisted of transaction costs associated with strategic initiatives.

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
	May 5, 2018			April 29, 2017
millions	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Holdings
Operating income (loss) per statement of operations	$(73)	$(144)	$(217)	$450	$(101)	$349
Depreciation and amortization	9	58	67	13	74	87
Gain on sales of assets	(40)	(125)	(165)	(597)	(144)	(741)
Impairment charges	6	8	14	5	10	15
Before excluded items	(98)	(203)	(301)	(129)	(161)	(290)

Closed store reserve and severance	28	48	76	34	42	76
Other(1)	—	18	18	—	15	15
Amortization of deferred Seritage gain	(2)	(16)	(18)	(4)	(17)	(21)
Adjusted EBITDA	$(72)	$(153)	$(225)	$(99)	$(121)	$(220)
% to revenues	(9.0)%	(7.3)%	(7.8)%	(6.8)%	(4.4)%	(5.2)%
(1) The 13-week period ended May 5, 2018 consisted of items associated with an insurance transaction and natural disasters, while the 13-week period ended April 29, 2017 consisted of transaction costs associated with strategic initiatives.